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February 12, 2018

Qualcomm’s “Fact Sheet” About Closing Risk

A Conversation with Daniel M. Wall, Latham & Watkins LLP

Antitrust Counsel to Broadcom Limited

On February 9, Qualcomm filed a so-called unsigned “Fact Sheet” entitled, “Qualcomm Sets the Record Straight on Regulatory Challenges Faced by Broadcom.” What is your overall reaction to that document?

It’s clear at this point that Qualcomm’s management is trying to hide behind a smokescreen of unspecified “regulatory risk.” It consists mostly of general statements about antitrust risks inherent in any deal between competitors, not about this deal in these markets. It’s a remarkably fact-free “fact sheet.” And the real headline is that there is no meaningful challenge to what Broadcom has said about real antitrust risks and the solutions for them.

Can you expand on that? What hasn’t Qualcomm challenged?

The most important point anyone needs to know about antitrust risk in this deal is that the vast majority of Broadcom’s and Qualcomm’s businesses do not raise any antitrust issues at all. Qualcomm never disputes this. Nor does it dispute what the meaningful overlaps are. As I have said previously, it is apparent that Qualcomm’s antitrust advisors see this fundamentally the same way we do. The difference is simply that, for defensive purposes, Qualcomm is making more of those issues than anyone seeking to maximize value for Qualcomm shareholders would.

Let’s turn to some of the things Qualcomm says in its paper, beginning with its claim that “Broadcom concedes the existence of the concerns Qualcomm has been raising but offers vague and unworkable solutions.” What is your response?

The only thing we have “conceded”—if you want to call it that—is that the meaningful product overlaps on which antitrust authorities will focus are the few that we and Qualcomm have previously identified, which collectively are a small fraction of the parties’ total business. That’s a strong indication that this deal gets cleared, not that it gets blocked. There are always workable solutions to overlaps of this nature and magnitude.

We disagree with Qualcomm’s insinuations—and that’s all they are—that, apart from the issues both sides have identified, there is some higher, more amorphous risk that the deal gets blocked. Qualcomm is asking its shareholders to forego the tangible benefits of the proposed transaction out of fear of a theoretical risk.

Qualcomm says that “Broadcom has mischaracterized the WiFi market, implying its competition with Qualcomm is limited and easy to remedy, ignoring that Qualcomm competes directly against Broadcom in WiFi components.” What is your response?

It is hard to know what to respond to. As is their modus operandi, they don’t say how we supposedly mischaracterized the “WiFi market” or even what “WiFi market” they are talking about.

There are two issues regarding WiFi. First, Broadcom accepts that there is a direct overlap in the WiFi networking processor space for non-mobile WLAN applications (e.g., wireless access points) and proposes to divest the business. That is not “ignoring” a problem. That is solving it in advance.

Second, and we are left guessing, if this is about WiFi for mobile devices, Broadcom has explained at length and in detail why the apparent overlap is not a competition problem. The short version is that Qualcomm’s mobile platforms (which cost $30-70) do not compete with Broadcom’s discrete WiFi chipsets (which cost $2-7). And Qualcomm’s discrete WiFi chipset (6290) is absolutely marginal, has not sold a single unit yet, and is, at best, an entirely theoretical “potential competition” concern. It does not rise to the level of a significant concern.

The real takeaway here is that Qualcomm does not challenge these facts. They have no way to do so.

Qualcomm’s persistent theme is that Broadcom is underestimating the closing risk in China. In their latest piece they say that Broadcom ignores the extent of the opposition to the deal “from various Chinese original equipment manufacturers (OEMs) who have already publicly voiced their concern (including Xiaomi, Oppo and Vivo).” What do you say to that?

Qualcomm’s lack of candor on this point is only surpassed by its indifference to the interests of its own shareholders.

Qualcomm has been fomenting opposition to this deal in China. For example, at a PR event that it hosted, “Qualcomm China Tech Day”, it put three of its customers on the spot to answer questions about the deal. The entirety of their supposed opposition consists of Vivo saying “We don’t want changes because they will bring uncertainty;” Oppo saying “I’m not very familiar with [Broadcom] but what I heard was they are good at making financial moves;” and Xiaomi saying “The thing we worry about the most is if [the merger] were completed, will there be continued investment in the future?” These are statements antitrust lawyers see in every deal, where a certain number of customers can be counted on to say that they would rather not have any changes in their supply chain. These are not customers expressing antitrust concerns, but rather an aversion to change.

Now Qualcomm has gone a step further, suggesting this could rise to the kind of “industrial policy” issue that in theory—but never in practice—could cause China to block the deal. That is wildly misleading. When has that ever happened? I know we are getting these sinister “crazy uncle” theories about the Chinese merger clearance system because Qualcomm has nothing better to say, but it is deeply offensive. These are sophisticated, principled agencies that will assess this deal on the merits and tailor any remedies they may require to address specific merger-related concerns.

Qualcomm asks rhetorically, “Why would shareholders support this deal given….the risk that the deal never receives regulatory approval?”

That’s an easy one—because on the merits “the risk that the deal never receives regulatory approval” is minimal. What comparable deal has ever been blocked? Mergers get blocked when the antitrust issues are comprehensive, as in a deal like AT&T/T-Mobile or Echostar/DirecTV, or concern the object of the transaction, meaning that the buyer doesn’t want to go forward if it can’t have the part of the seller’s business that draws the antitrust objection. But that’s not this case. Even Qualcomm can’t bring itself to say that there is an antitrust problem concerning its core baseband processor and mobile platforms business. And Broadcom has already said it’s willing to divest the WiFi Networking Processors and RFFE chips businesses that comprise the most likely areas of concern. So objectively, there is no real risk that regulators refuse to approve the deal on any terms.

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Qualcomm also asks, “Why would shareholders support this deal given….that the approval process will be lengthy—18 months or more—and seriously disrupt Qualcomm’s business during a critical time for the company.”

There’s an obvious answer to that one too—Broadcom’s offer delivers more value than Qualcomm’s current management can deliver. But I will stick to the implied antitrust question, which is whether the regulatory review process will take 18 months or more.

It definitely should not take 18 months or more from today. Keep in mind that we have been engaged with the major antitrust jurisdictions for months. We started when we first made our proposal in November, had preliminary meetings in November, further meetings in January and we have more meetings scheduled now for February and March. We filed our Hart-Scott-Rodino notification in December, we’ve already received the expected “Second Request,” and we are already constructively working with the FTC on that. We are ready to file our draft Form CO in Europe. And we are off to a great start in China, where we have started engaging with MOFCOM to move that process forward.

This isn’t Broadcom’s first rodeo. Broadcom has extensive experience clearing transactions through antitrust review. None of Broadcom’s transactions have required 12 months for antitrust review, let alone 18 months or more. Plus, in this deal, Broadcom is accelerating the closing timeline by making divestiture commitments now. This is not a situation where Broadcom is going to wait a year arguing over WiFi Networking Processors and RFFE chips and then start working on a fix; we are taking those issues off the table now.

OK, but Qualcomm says that “Broadcom cannot commence the merger review process outside the U.S. – the Europe and China processes cannot legally begin unless there is a fully negotiated merger agreement or Broadcom has launched a tender offer.” Do you disagree with that?

I absolutely disagree with that. Qualcomm is dressing up a technical point about when certain agencies formally commence their notification waiting periods to try to create the false impression that those agencies cannot engage with Broadcom now. Europe and China routinely engage in a pre-notification consultation process, during which the agencies learn about the products at issue, prepare for the filing, and progress their investigations. Furthermore, with unsolicited offers the agencies want to get ahead of the moment when things crystallize into a fully negotiated merger agreement or tender offer. Both the EC and MOFCOM teams have been great about this—for which we are grateful. Right now, the root cause of any regulatory delay is that Qualcomm’s management is resisting rather than supporting the deal.

The bottom line is that we are moving forward, with or without Qualcomm’s management, and we remain confident that we will get this done within 12 months of signing a definitive agreement.

Qualcomm is raising questions about whether the divestitures you are willing to make will be so easy, principally because they would be asset divestitures, which Qualcomm says are inherently suspect. What is your response?

Qualcomm’s antitrust advisers are way too sophisticated to put their names to that. Careful readers will note the bait and switch Qualcomm is trying to accomplish. Having nothing compelling to say about the substantive issues themselves—and certainly nothing beyond what Broadcom has identified and is already resolving—they are trying to create uncertainty over how these relatively small product areas might be resolved.

But antitrust issues are solved with asset divestitures all the time. It is far and away the most common form of divestiture, and there are well-established standards for how to structure an asset sale to meet the antitrust agencies’ requirements.

Here’s the real issue. Sometimes companies try to hold back critical assets, so that the buyer can’t really compete effectively down the road. So agencies have a principle that the assets in the package have to be sufficient to allow the buyer to effectively replace the seller for that particular product. The easiest way to do that is if there is a “whole business” that corresponds to the overlapping product. Then you just sell the assets of that business, and most of the time you’re good to go. But lots of times there are entanglements and shared assets, and then you need to get more creative, and the agencies are very effective at doing their diligence. But it still gets done—and it happens all the time.

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One tactic Qualcomm is using is characterizing Broadcom’s proposed divestitures as “carve outs,” which get some additional scrutiny. But Broadcom has said it will divest Qualcomm’s overlapping businesses in WiFi networking processors and in RFFE chips. Those are business line divestitures, not product “carve out” divestitures, and Broadcom fully understands that it will need to divest sufficient assets around those businesses to make those divestitures viable. It’s just not all that hard. In the last five years, Broadcom has successfully divested numerous business lines (including, for example, divesting two of Brocade’s businesses in conjunction with that transaction). We know how to do this, and the agencies are very familiar and comfortable with divestiture remedies in semiconductor transactions, especially for largely “fabless” semiconductor companies like Broadcom and Qualcomm where the required asset packages just aren’t that complicated.

Qualcomm makes a statement that “regulators would also require divestiture of shared research and development and other assets that are currently utilized by the cellular business as well as the overlapping connectivity and RFFE businesses.” What is your response?

Look, all we are getting from Qualcomm is a general primer on “How agencies approach divestitures 101.” There may be some shared R&D; that’s hardly unusual, and it wouldn’t stand in the way of a successful remedy. It just means that one consideration we and the agencies will need to address is what IP rights and knowhow need to be transferred to the divestiture buyer. Again, the agencies have accepted divestitures in semiconductor and other technology deals many times before, and with good reason. All of those divestitures involve intellectual property and research and development assets in the ordinary course.

What is your response to Qualcomm’s suggestion that Broadcom will have trouble finding suitable buyers, particularly since some may present CFIUS issues?

It’s just more scary rhetoric, without any substance. There is no shortage of viable buyers, including U.S. companies, European companies, and Asian companies—not to mention the entire universe of non-strategic buyers, such as private equity firms. The most that CFIUS does in this context is modestly limit the number of viable buyers—and it may not even do that.

Let’s turn to the possibility of conduct remedies. Qualcomm says antitrust agencies may impose “burdensome restrictions on future conduct such as price caps and prohibitions on common business arrangements such as tying or bundling, which will affect the future profitability of the businesses.” What’s your response?

My first reaction was that Qualcomm’s management must not have heard the adage about people who live in glass houses. If avoiding “burdensome restrictions on future conduct” was important to them, they should not have managed the business in such a way to have become such a prolific subject of fines from antitrust authorities across the world. In all seriousness, just look at how much their shareholders have paid in antitrust conduct fines to agencies around the world as a result of mismanagement, and look at the antitrust suits that remain pending against them.

I have previously said that there may be some conduct restrictions coming out of this deal in response to the conglomerate effects concerns that are a part of the EC and China clearance standards. I don’t think they will be particularly burdensome, because there are strong arguments that this deal does not present conglomerate effects concerns. In all events, Broadcom is prepared to address any reasonable concern and not let this deal get hung up over it.

Let’s turn to what Qualcomm is saying about Broadcom’s antitrust commitments. First, remind us what Broadcom is proposing.

It’s a very strong package, spelled out in our proposed Merger Agreement.

First, it’s the same pledge Qualcomm made to NXP to use reasonable best efforts to clear every impediment to closing that arises from the antitrust laws, up to what’s known as a Material Adverse Effect, or MAE, threshold on the seller. I should add that an MAE on Qualcomm is an especially high standard for this deal given how large Qualcomm is. But that’s just the start. We go a lot further.

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Second, we make a specific promise to divest Qualcomm’s WiFi networking processors and RFFE businesses. We are taking those issues off the table now, which not only provides a strong measure of deal certainty for the Qualcomm shareholders, but will speed up the regulatory process. That goes well beyond anything Qualcomm promised NXP.

Third, we have proposed an $8 billion reverse termination fee in the event we are unable to obtain required regulatory approvals. This is the largest such fee in history in terms of dollar value and many, many target companies have found adequate comfort from lower fees. As I have said before, I think this is really going above and beyond, because our antitrust risk package is already so strong. But the reverse termination fee adds deal certainty by giving Broadcom an incremental $8 billion incentive to get the deal done.

Fourth, we have proposed a 6% ticking fee if the transaction is not consummated by the one-year anniversary of entering into a definitive agreement. This means there is more money in the deal for the Qualcomm shareholders if regulatory approval takes longer than we expect. Broadcom put this in the package because so much of Qualcomm’s messaging about regulatory risk has really been about timing risk, rather than closing risk. This addresses that concern directly.

In Qualcomm’s paper, it criticized Broadcom for not specifying its antitrust commitments. Is that an accurate representation?

Not at all. The proposed Merger Agreement is very specific.

In one of its bolder statements, Qualcomm says that “Broadcom’s offer to make commitments to Qualcomm similar to those made by Qualcomm to NXP is inadequate and misleading – Qualcomm and NXP are not competitors. A proposed Broadcom/Qualcomm transaction raises far more significant competitive concerns – concerns that cannot be resolved by divestiture of discrete assets or minor behavioral commitments.” Your response?

Broadcom’s commitments are plainly stronger that those Qualcomm made to NXP. And they do not involve “divestiture of discrete assets or minor behavioral commitments.” We are making commitments that are far more specific and substantial than those Qualcomm made to NXP, and we have backed it up with an $8 billion reverse termination fee.

Qualcomm made another bold statement about a so-called “hell-or-high-water” commitment, specifically: “Broadcom’s CEO rejected the need for any additional commitments, calling ‘hell-or-high water provisions’ an ‘undefined legal standard’ that would not ‘add much incremental certainty.’ This is inaccurate and stunning…. Indeed, it is widely recognized that hell-or-high-water provisions are commonly used to address substantial antitrust risk.” What do you say to that?

First, the assertion that “it is widely recognized that hell-or-high-water provisions are commonly used to address substantial antitrust risk” is just flat wrong. There are third parties who study this, and the most recent data from the American Bar Association are that in 2015 and 2016, hell-or-high-water provisions were found in 3% and 6% of deals, respectively. They are, in fact, quite rarely used. Put another way, this means that 97% and 94% of target companies in those years were comfortable selling their companies without a hell or high water clause.

Second, Hock Tan is right: in this deal a hell-or-high-water provision would not add much incremental deal certainty. Our package of specific divestiture commitments addressing the specific issues this deal raises, an $8 billion reverse termination fee, a ticking fee, and the same efforts commitment Qualcomm made to NXP is much better for Qualcomm shareholders.

Qualcomm asks: “Why should shareholders support this deal given….that Broadcom has said it will radically alter Qualcomm’s licensing practices, which would damage, if not destroy, the value of the $4+ billion licensing business.” Your response?

This has nothing to do with merger risk. It is, at best, about how to deal with the preexisting risk to that “$4 billion licensing business” because of the numerous findings, enormous fines, and ongoing accusations by antitrust authorities and customers that Qualcomm engages in illegal licensing practices.

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The question I would ask is, “Who is the best steward of the licensing business going forward?” Is it Qualcomm’s management, who, despite having lost every round of every fight everywhere, and who is in active litigation with the FTC and its own customers on these issues, says it will provide tens of billions of dollars in shareholder value by, somehow, winning in the last reel? Or is it Broadcom, who can stop fighting lost battles and push the reset button for a new and procompetitive licensing model? We know customers think we are the better steward because they believe, as we do, that Qualcomm’s licensing practices are unfair and unsustainable. It needs to change and Broadcom will change it.

Point of View is published by Latham & Watkins LLP as a client service. The information contained in this publication should not be construed as legal advice. Should further analysis or explanation of the subject matter be required, please contact the lawyer with whom you normally consult, not Latham & Watkins LLP, which has been retained solely by Broadcom Limited on this matter.

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